Exhibit 99

Media Contact:

Nicholas Sweers, 703-433-3044

Nicholas.sweers@sprint.com

WILLIAM CONWAY TO NOT SEEK RE-ELECTION TO SPRINT NEXTEL BOARD OF DIRECTORS

RESTON, Va. – March 6, 2006 – Sprint Nextel Corporation (NYSE: S) announced today that William E. Conway Jr. will not seek re-election to the company’s board of directors. Conway’s term with the board is scheduled to expire on April 18, 2006, when Sprint Nextel holds its inaugural Annual Shareholders Meeting.

“It has been an honor to have served on the board of Sprint Nextel, but after 9 years, including my four-year tenure as chairman of Nextel, I believe the time has come for me to devote more time to my role as a founder and managing director of The Carlyle Group,” Conway said. “I’m leaving a very engaged and hard-working board and management team with a strong commitment to Sprint Nextel and its shareholders.”

Tim Donahue, Sprint Nextel’s executive chairman, said: “All members of our board and others throughout the company are grateful for Bill’s leadership at both Nextel and Sprint Nextel. While we would have certainly welcomed his continued guidance, we respect his decision to not seek re-election and devote more time with The Carlyle Group. He will be missed, but never forgotten for what he has contributed to this great company.”

Conway has served as a director of Sprint Nextel since the merger of Sprint Corporation and Nextel Communications in August 2005, and is one of Sprint Nextel’s two co-lead independent directors. Prior to the merger, he was chairman of Nextel’s board of directors, a position he had held since 2001. He joined the Nextel board in 1997 and is a founder and managing director of The Carlyle Group, a private global investment firm.

Sprint’s other directors include: Keith J. Bane, retired executive vice president and president, global strategy and corporate development of Motorola Inc.; Gordon M. Bethune, retired chairman and chief executive officer of Continental Airlines; Timothy M. Donahue, executive chairman of Sprint Nextel; Frank M. Drendel, chairman and chief executive officer of CommScope Inc.; Gary D. Forsee, chief executive officer and president of Sprint Nextel; James H. Hance Jr., retired vice chairman of Bank of America Corporation; V. Janet Hill, vice president of Alexander & Associates; Irvine O. Hockaday Jr., retired president and chief executive officer of Hallmark Cards Inc. and co-lead independent director of the Sprint Nextel board; William E. Kennard, managing director of The Carlyle Group and former chairman of the Federal Communications Commission; Linda Koch Lorimer, vice president and secretary of the University, Yale University; Stephanie M. Shern, chief executive officer, Shern Associates LLC; and William H. Swanson, chairman and chief executive officer of Raytheon Company.

For more information, please refer to www.sprint.com/governance.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international walkie-talkie capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com

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